Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-239698 on Form S-1 of our report dated June 3, 2020 (July 23, 2020 as to the effects of the reverse stock split described in Note 19) relating to the financial statements of AlloVir, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 23, 2020